Exhibit 99.1

CONTACT:	Frank A. Caruso, Chief Financial Officer – (617-824-6611)
frank_caruso@striderite.com

THE STRIDE RITE CORPORATION COMPLETES ACQUISITION OF SAUCONY,

EXTENDING PORTFOLIO OF NATIONALLY RECOGNIZED FOOTWEAR BRANDS

Lexington, MA, September 16, 2005 — The Stride Rite Corporation (NYSE: SRR) today announced that it has completed the acquisition of Saucony, Inc. (NASDAQ: SCNYA/SCNYB), a leader in performance running shoes, for a total purchase price of approximately $170 million in cash. The acquisition expands Stride Rite’s portfolio of nationally recognized footwear brands, and is expected to be accretive to Stride Rite’s earnings starting in 2006.

Under the terms of a definitive agreement announced on June 2, 2005, and approved today by Saucony shareholders, each Saucony Class A and Class B share will be converted into the right to receive $23.00 in cash without interest. The acquisition is being financed with cash on hand and borrowings under a new $200 million revolving credit facility led by Bank of America, N.A. The total purchase price of approximately $170 million is based on the current number of shares of Saucony’s common stock outstanding and net option value. Existing cash at Saucony reduces the net transaction value to approximately $140 million.

Saucony brings to Stride Rite a business with 2004 revenues of approximately $167 million in performance athletic footwear, apparel and accessories under the Saucony, Saucony Originals, Hind and Spot-bilt brands.

“This is an exciting day for both Stride Rite and Saucony,” said David M. Chamberlain, Stride Rite’s Chairman and Chief Executive Officer. “The addition of Saucony to our portfolio of nationally recognized footwear brands provides us with a well-known technical athletic brand with loyal customers and solid growth prospects. We welcome the employees and business partners of Saucony to the Stride Rite family. This transaction combines two leading footwear companies with strong balance sheets and cash flows, similar corporate cultures, and shared roots in the greater Boston area dating back to the early 1900s.”

About Stride Rite

Headquartered in Lexington, MA, The Stride Rite Corporation is an NYSE company with approximately $558 million in 2004 sales that markets the leading brand of high-quality, non-athletic children’s shoes in the U.S. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Stride Rite, Keds, PRO-Keds, Saucony, Sperry Top-Sider, Tommy Hilfiger and Grasshoppers. Information about the Company is available on our website - www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.saucony.com and www.sperrytopsider.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect Stride Rite’s current views with respect to the future events or financial performance discussed in the release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “anticipate”, “estimate”, “project”, “should”, “expect”, “appear” and similar expressions, which do not relate solely to historical matters identify forward-looking statements. These forward-looking statements, which include statements regarding the expected benefits of the acquisition of Saucony and the impact of the acquisition on Stride Rite’s financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the inability to fully realize the anticipated benefits from the acquisition of Saucony; the challenges of achieving the expected synergies; the possibility of incurring costs or difficulties related to the integration of the businesses of Stride Rite and Saucony; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.